Exhibit 99.1

IEG Holdings Corporation Announces Up to $2 Million Open Market Stock Repurchase Program

Las Vegas, Nevada – (January 9, 2017) – IEG Holdings Corporation (OTCQB: IEGH) today announced that its Board of Directors approved a stock repurchase program authorizing the open market repurchase of up to $2,000,000 of its common stock. Purchases under the program are authorized through December 31, 2017. At $7.25 per share (the closing price of IEG Holdings’ common stock on January 6, 2017), this represents authorization to repurchase approximately 10.0% and 2.8% of the total outstanding non-affiliate and affiliate shares, respectively.

“The stock repurchase program reflects the commitment of our Board of Directors to enhancing stockholder value and our confidence in IEG Holdings’ long-term growth prospects. We believe the open market stock repurchase program is a strategic investment and an appropriate use of corporate funds,” said IEG Holdings’ CEO and 71% stockholder, Paul Mathieson.

Under the program, IEG Holdings plans to repurchase shares of its common stock in open market transactions in accordance with federal securities laws. Management will determine the actual timing, number and value of the shares repurchased under the program, which will depend on a number of factors, including the price of the common stock, general market and economic conditions and applicable legal requirements.

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About IEG Holdings Corporation

IEG Holdings Corporation (IEGH) (“IEG Holdings”) provides online unsecured consumer loans under the brand name, “Mr. Amazing Loans,” via its website, www.mramazingloans.com, in 19 US states. IEG Holdings offers $5,000 and $10,000 loans over a term of five years at a 19.9% to 29.9% APR. IEG Holdings plans future expansion to 25 US states by mid-2017. For more information about IEG Holdings, visit www.investmentevolution.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in IEG Holdings’ filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond IEG Holdings’ control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects IEG Holdings’ current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. IEG Holdings assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

The contents of IEG Holdings’ website referenced herein are not incorporated into this press release.

Contact:

Company

Paul Mathieson

IEG Holdings Corporation

Chairman/CEO and Founder

info@investmentevolution.com

+1-702-227-5626